Exhibit 19.1

ALTERNUS CLEAN ENERGY INC.

Insider Trading Policy

i

Article I. Introduction

Federal securities laws prohibit trading in the securities of a company on the basis of “Material” (as defined in Section 3.01(e)) “Non-Public” (defined in Section 3.01(f)) information, as well as disclosing such information to others who then trade in the company’s securities. Alternus Clean Energy Inc. (the “Company,” “we,” “us,” and “our”) takes seriously our obligation, and that of our associates, to prevent insider trading violations. This Insider Trading Policy (“Policy”) describes the standards of the Company on trading and causing the trading of, the Company’s securities or securities of certain other publicly traded companies while in possession of Material Non-Public Information.

This Policy applies to all trading or other transactions in the Company’s securities, including common stock, options and any other securities that the Company may issue including, but not limited to, preferred stock, notes, bonds and convertible securities, as well as to derivative securities relating to any of the Company’s securities, whether or not issued by the Company (collectively the “Securities”). This Policy applies to all employees of the Company, all officers of the Company and all members of the Company’s board of directors and their respective family and household members (each individually an “Insider”).

This Policy is not intended to replace your responsibility to understand and comply with the legal prohibition on insider trading. If you have specific questions regarding this Policy or the applicable law, you should contact our “Compliance Officer” (as defined in Section 3.01(b)).

Article II. Statement of the Policy

Section 2.01

No Insider may purchase or sell securities of the Company at any time while in possession of Material Non-Public Information relating to the Company (regardless of how that information was obtained), other than in accordance with a pre-approved trading plan that complies with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Section 5.03 hereof.

Section 2.02

No Insider may purchase or sell securities of another company (including, without limitation, any of our customers, suppliers or other companies with which we have a contractual relationship or may be negotiating) at any time while in possession of Material Non-Public Information about such company which information was obtained in the course of services performed on behalf of the Company.

Section 2.03

No Insider may disclose (“tip”) Material Non-Public Information to any other person (including family members and friends), and no Insider may make recommendations or express opinions on the basis of Material Non-Public Information with regard to trading in securities without the Company’s authorization.

Section 2.04

No Insider will at any time engage in short-swing trading of the Company’s securities in contravention of Section 16(b) of the Exchange Act.

Section 2.05

All Insiders are subject to obtaining pre-clearance in accordance with Article VII hereof and may not purchase or sell or otherwise cause the purchase or sale of securities of the Company or securities of another publicly traded company known or believed by such Insider to be a “Significant Customer” (as defined in Section 3.01(j)) of or a “Significant Supplier” (as defined in Section 3.01(j)) to the Company unless the Insider receives advance approval from the Compliance Officer, whether or not the Insider possesses specific Material Non-Public Information.

Section 2.06

This Policy continues to apply to your transactions in Company securities even after your employment with or engagement by the Company has been terminated for any reason. If you are in possession of Material Non-Public Information at the time of termination, you may not trade in Company securities until such information has become public or is no longer material.

Article III. Definitions

Section 3.01

Unless otherwise defined, the following terms are defined as follows:

a.	Approved 10b5-1 Plan: Approved 10b5-1 Plan means a pre-existing written plan, contract, instruction, or arrangement pursuant to Rule 10b5-1 under the Exchange Act.

b.	Compliance Officer: The Company has appointed the Chief Legal Officer as the Compliance Officer for this Policy. The duties of the Compliance Officer include, but are not limited to:

(i)	assisting with implementation and enforcement of this Policy;

(ii)	circulating this Policy to all Insiders and ensuring that this Policy is amended as necessary to remain up-to-date with insider trading laws;

(iii)	pre-clearing all trading in securities of the Company by Insiders in accordance with the procedures set forth in Article VII;

(iv)	providing approval of any Rule 10b5-1 plans pursuant to Section 5.03 and any prohibited transactions pursuant Article VIII; and

(v)	providing a reporting system with an effective whistleblower protection mechanism.

c.	Exchange Act: Exchange Act means the Securities Exchange Act of 1934, as amended.

d.	Insiders: Insiders shall mean employees of the Company, all officers of the Company and all members of the Company’s board of directors and their respective family and household members.

e.	Material Information: Information is deemed to be “material” if it has a market significance, that is, if its public dissemination is likely to affect the market price or securities, or if it is information that a reasonable investor would consider important in making an investment decision. While it is not possible to define all categories of material information, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information include:

(i)	financial results;

(ii)	significant changes in the Company’s prospects;

(iii)	projections of future earnings or losses;

(iv)	news of a pending or proposed merger, acquisition, divestiture, recapitalization, tender or exchange offer;

(v)	news of a significant sale of assets or the disposition of a subsidiary;

(vi)	impending bankruptcy or financial liquidity problems;

(vii)	the gain or loss of a Substantial Customer or Substantial Supplier;

(viii)	changes in dividend policy;

(ix)	new product announcements of a significant nature;

(x)	significant pricing changes;

(xi)	stock splits;

(xii)	new equity or debt offerings;

(xiii)	significant litigation exposure due to actual or threatened litigation or government agency investigations or developments thereof; and

(xiv)	changes in management.

Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger, acquisition or introduction of a new product, the point at which negotiations or product development are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company’s operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is relatively small. When in doubt about whether particular non-public information is material, you should presume it is material. If you are unsure whether information is material, consult the Compliance Officer before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates.

Positive or negative information may be material.

f.	Non-Public Information: “Non-Public Information” is information that has not been disclosed to the general public and is not available to the general public. Information is considered to be available to the general public only when it has been released to the public through appropriate channels (e.g., by means of a press release or a statement from one of the Company’s executive officers), and enough time has elapsed to permit the investment market to absorb and evaluate the information. Information will normally be regarded as absorbed and evaluated within two (2) or three (3) trading days after public disclosure. Non-Public Information may include:

(i)	information available to a select group of analysts or brokers or institutional investors;

(ii)	undisclosed facts that are the subject of rumors, even if the rumors are widely circulated; and

(iii)	information that has been entrusted to the Company on a confidential basis until a public announcement of the information has been made and enough time has elapsed for the market to respond to a public announcement of the information (normally two (2) or three (3) trading days).

If you are not sure whether information is considered public, you should either consult with the Compliance Officer or assume that the information is non-public and treat it as confidential.

g.	Person: A Persons means a natural person or an entity.

h.	Section 16 Individuals: Section 16 Individuals means each member of the Company’s Board of Directors, those officers of the Company designated by the board of directors as “Section 16 officers” of the Company, and their respective family members and others in their households.

i.	Securities: Securities include common stock, options and any other securities that the Company may issue, such as preferred stock, notes, bonds and convertible securities, as well as to derivative securities relating to any of the Company’s securities.

j.	Significant Customer/Significant Supplier: A Person will be deemed to be a “significant customer” or “significant supplier” if its business with the Company constitutes either a material or important portion of the Company’s business or a material or important portion of its own business. All inquiries as to whether a company is a significant customer or significant supplier of the Company should be directed to the Compliance Officer.

Article IV. Certain Exceptions

Section 4.01 Stock Option Exercises

The prohibition on trading in the Company’s securities set forth above does not apply to the exercise of stock options issued under the Company’s incentive stock plans (but not the sale of any such shares), or to the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares subject to an option to satisfy tax withholding requirements. These transactions are exempt from the restrictions of the Policy because the Company is the other party to these transactions and the price does not vary with the market but is fixed by the terms of the option agreement. The policy does, however, apply to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Section 4.02 United States 401(k) Plan

The prohibition on trading in the Company’s securities set forth above does not apply to US Employees’ purchases of Company stock in any Company 401(k) plan resulting from any periodic contribution of money to the plan pursuant to your payroll deduction election. The policy does apply, however, to certain elections you may make under the 401(k) plan, including (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Company stock fund, (b)an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund, (c) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company stock fund balance, and (d) your election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.

Article V. Blackout Period

All Insiders are prohibited from trading in the Company’s securities during blackout periods as defined below.

Section 5.01 Quarterly Blackout Periods

Trading in the Company’s securities is prohibited during the period beginning at the close of the market thirty (30) days prior to the end of each fiscal quarter and ending at the close of business on the third (3rd) day following the date the Company’s financial results are publicly disclosed on Form 10-Q or Form 10-K. During these periods, Insiders generally possess or are presumed to possess Material Non-Public Information about the Company’s financial results.

Section 5.02 Other Blackout Periods

From time to time, other types of Material Non-Public Information regarding the Company (such as negotiation of mergers, acquisitions or dispositions or new product developments) may be pending and not be publicly disclosed. While such Material Non-Public Information is pending, the Company may impose special blackout periods during which Insiders are prohibited from trading in the Company’s securities. If the Company imposes a special blackout period, it will notify the Insiders affected.

Section 5.03 Exception

These trading restrictions do not apply to transactions under a pre-existing written plan, contract, instruction, or arrangement pursuant to Rule 10b5-1 under the Exchange Act (an “Approved 10b5-1 Plan”) that:

a.	has been reviewed and approved at least one month prior to any trades thereunder by the Compliance Officer (or, if revised or amended, such revisions or amendments have been reviewed and approved by the Compliance Officer at least one month in advance of any subsequent trades). The administrator of the 10b5-1 Plan is not required to obtain pre-clearance of the transactions conducted within the 10b5-1 Plan;

b.	was entered into in good faith by the Insider at a time when the Insider was not in possession of Material Non-Public Information about the Company; and

c.	gives a third party the discretionary authority to execute such purchases and sales, outside the control of the Insider, so long as such third party does not possess any Material Non-Public Information about the Company.

Article VI. Trading Window

Insiders are permitted to trade in the Company’s securities when no blackout period is in effect. Generally this means that Insiders can trade during the period beginning on the day the blackout period pursuant to Section 5.01 ends until such time that that the blackout period pursuant to Section 5.01 become effective again. However, even during this trading window, an Insider who is in possession of any Material Non-Public Information should not trade in the Company’s securities until the information has been made publicly available or is no longer material. In addition, the Company may close this trading window if a special blackout period pursuant to Section 5.02 is imposed and will re-open the trading window once the special blackout period has ended.

Article VII. Pre Clearance

Section 7.01

All Insiders must obtain pre-clearance at any time prior to purchasing or selling (or otherwise transferring, gifting, pledging or loaning) securities of the Company or another publicly traded company known or believed by such Insider to be a Significant Customer of or a Significant Supplier, whether or not the Insider possesses specific Material Non-Public Information or the Insider is permitted to trade pursuant to Article VI hereof. These procedures also apply to transactions by such person’s spouse, other persons living in such person’s household and minor children and to transactions by entities over which such person exercises control.

Section 7.02

In order to pre-clear such purchases or sales of securities, Insiders must submit a Notice of Intent to Trade in Securities, in the form attached as Exhibit A, to the Compliance Officer at least two (2) business days prior to such purchases or sales.

Section 7.03

The Compliance Officer shall record the date each request is received and the date and time each request is approved or disapproved. Unless revoked, a grant of permission will normally remain valid until the close of trading two (2) business days following the day on which it was granted. If the transaction does not occur during the two (2) day period, pre-clearance of the transaction must be re-requested.

Section 7.04

Pre-clearance is not required for purchases and sales of securities under an Approved 10b5-1 Plan. With respect to any purchase or sale under an Approved 10b5-1 Plan, the third party effecting transactions on behalf of the Insider should be instructed to send duplicate confirmations of all such transactions to the Compliance Officer.

Section 7.05

Pre-clearance shall also be applicable to transactions by entities over which Insiders exercise control.

Article VIII. Prohibited Transactions

Section 8.01

Directors and executive officers of the Company are prohibited from trading in the Company’s equity securities during a blackout period imposed under an “individual account” retirement or pension plan of the Company, during which at least 50% of the plan participants are unable to purchase, sell or otherwise acquire or transfer an interest in equity securities of the Company, due to a temporary suspension of trading by the Company or the plan fiduciary.

Section 8.02

Insiders, and entities over which such person exercises control, are prohibited from engaging in the following transactions in the Company’s securities unless advance approval is obtained from the Compliance Officer:

a.	Short-term trading. Insiders who purchase Company securities may not sell any Company securities of the same class for at least six (6) months after the purchase;

b.	Short sales. Insiders may not sell the Company’s securities short;

c.	Options trading. Insiders may not purchase or sell puts or calls or other derivative securities on the Company’s securities;

d.	Trading on margin or pledging. Insiders may not hold Company securities in a margin account or pledge Company securities as collateral for a loan; and

e.	Hedging. Insiders may not enter into hedging or monetization transactions or similar arrangements with respect to Company securities.

Article IX. Additional Information for Section 16 Filers

Section 16 Individuals must also comply with the reporting obligations and limitations on “short-swing” transactions set forth in the federal securities laws. The practical effect of these provisions is that Section 16 Individuals who both purchase and sell the Company’s securities within a six (6) month period must refund all profits from the sale to the Company, whether or not they had knowledge of any Material Non-Public Information.

Under these provisions, and so long as certain other criteria are met, the receipt of options under the Company’s option plans and the exercise of such options is not subject to liability provisions of Section 16 of the Exchange Act; provided, however, that the sale of any such shares is subject to a six (6) month rule. Additionally, Section 16 Individuals may never make a short sale of the Company’s stock. The Company has provided, or will provide, separate memoranda and other appropriate materials to its Section 16 Individuals regarding compliance with these rules.

Article X. Violations of Insider Trading Laws

Penalties for trading on or communicating Material Non-Public Information can be severe, both for individuals involved in such unlawful conduct and their employers and supervisors, and may include jail terms, criminal fines, civil penalties and civil enforcement injunctions. Given the severity of the potential penalties, compliance with this Policy is absolutely mandatory.

Section 10.01

A person who violates insider trading laws by engaging in transactions in a company’s securities when he or she has Material Non-Public Information can be sentenced to a substantial jail term and required to pay a criminal penalty of several times the amount of profits gained or losses avoided.

Section 10.02

In addition, a person who tips others may also be liable for transactions by the tippees to whom he or she has disclosed Material Non-Public Information. Tippers can be subject to the same penalties and sanctions as the tippees, and the Securities and Exchange Commission (the “SEC”) has imposed large penalties even when the tipper did not profit from the transaction.

Section 10.03

The SEC can also seek substantial civil penalties from any person who, at the time of an insider trading violation, “directly or indirectly controlled the person who committed such violation,” which would apply to the Company and/or management and supervisory personnel. These control persons may be held liable for up to the greater of $1,000,000 or three (3) times the amount of the profits gained or losses avoided. Even for violations that result in a small or no profit, the SEC can seek penalties from a company and/or its management and supervisory personnel as control persons.

Section 10.04

Company-imposed Penalties: Employees, officers or directors who violate this Policy may be subject to disciplinary action by the Company, including dismissal for cause. Any exceptions to the Policy, if permitted, may only be granted by the Compliance Officer and must be provided before any activity contrary to the above requirements takes place.

Article XI. Further Assistance

Any person who has a question concerning the propriety of a proposed transaction, or who has a question about the policy generally, may obtain additional guidance from the Compliance Officer.

Article XII. Certification

All Insiders must certify their understanding of, and intent to comply with, this Policy. A copy of the certification that all employees must sign is enclosed with this Policy.

Alternus Clean Energy Inc. Policy on Insider Trading Certification

I certify that I have received and reviewed the Company’s Policy on Insider Trading. I understand that the Compliance Officer is available to answer to any questions I have regarding the Policy.

Signature: ____________________________

Date: ________________________________

Print Name: ___________________________